For immediate release                               Exhibit 99.1

Contact:
W. Garth Sprecher
D&E Communications, Inc
(717) 738-8304

    D&E Communications, Inc. Announces Executive Appointments

EPHRATA, PA October 26, 2001:  D&E Communications, Inc. (NASDAQ
NMS: DECC), at its October Board meeting, appointed G. William Ruhl Chief Executive Officer and Robert M. Lauman Vice Chairman and Senior Executive Vice President. Mr. Ruhl assumes the responsibilities of CEO from Anne B. Sweigart. Mrs. Sweigart will remain Chairman and President of the Company.

The appointments are part of D&E's strategy to become a leading rural wireline carrier within the Mid-Atlantic Region. In his new role, Mr. Ruhl will be responsible for directing the Company's operations and advancing this growth strategy.

Mrs. Sweigart stated, "We are fortunate to have someone of Mr. Ruhl's talent and experience within our company to assume this leadership role. The Company's 90-year history of serving the evolving needs of its customers in South Central Pennsylvania provides a strong foundation from which to embark on the Company's broader vision. We are confident that he will continue the growth and development that the Company has experienced during his ten years with us."

Mrs. Sweigart continued, "Mr. Lauman's expertise has guided D&E in building a state-of-the-art network providing the next generation of communication services that our customers need, such as integrated voice and data services, while maintaining the utmost quality that they demand. We are pleased that his vision will continue to help us advance our growth strategy."

D&E Communications, Inc. is an integrated communications provider based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E offers both local and long distance service, Internet service, voice, data and video equipment, and computer networking services.

Comprehensive information about D&E Communications is available on the World Wide Web at http://www.decommunications.com.

Note:

This press release contains statements of D&E's strategies, plans, and objectives, as well as estimates of financial condition, operating efficiencies and revenue generation associated with the events referenced herein.

These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements.

Factors that might cause such a difference include, but are not limited to, general economic conditions; changes in interest rates and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental regulatory, and technological factors affecting the conduct of the business of D&E Communications, Inc.

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